EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Emisphere Technologies Announces $15 Million Financing with Largest Shareholder

Tarrytown, NY – September 26, 2005 – Emisphere Technologies, Inc. (NASDAQ: EMIS) announced today that it has raised $15 million through a senior secured term loan financing with funds managed by MHR Fund Management LLC.  Emisphere plans to use the proceeds of the loan to fund its clinical development programs in oral heparin and insulin and for general corporate purposes.

Emisphere intends to file a Proxy Statement with the SEC that calls for a Special Shareholders’ Meeting. At the meeting, Emisphere will seek shareholder approval of certain proposals that have been approved and recommended by Emisphere’s Board of Directors, including that Emisphere may issue to MHR a senior secured convertible note in exchange for the senior secured loan. The terms of the note will be substantially the same as the terms of the loan, except that the note will be convertible into Emisphere shares at a premium to Friday’s closing price of Emisphere common stock, interest will be payable in kind rather than in cash and Emisphere will have the right to call the note in 2010 if certain conditions are satisfied.

In conjunction with the financing, Mark H. Rachesky, M.D., the President of MHR Fund Management LLC and an experienced biotech financier, has been appointed as a member of Emisphere’s Board.

“We are pleased that MHR, already our largest shareholder, has chosen to augment its stake in Emisphere and that Dr. Rachesky is joining our Board,” commented Dr. Michael Goldberg, chairman and CEO of Emisphere.  “The additional funds from MHR and anticipated cash receipts from our existing partnerships should enable us to achieve a number of significant milestones. These milestones include reaching an agreement with the FDA to proceed with a Phase III oral heparin study following generation of data on the structural integrity of orally delivered heparin; completion of a Phase II 90-day oral insulin study in 120 type II diabetic patients; completion by Roche of Phase I clinical studies related to improved formulations of an undisclosed small molecule compound for bone related diseases, commencement by Novartis of two Phase III oral calcitonin studies; initiation and completion by Novartis of a multiple dose human growth hormone study; and filing of an IND and commencement of an initial human study with Acyclovir.”

“We are very excited by the potential of Emisphere’s eligen® technology and we have been impressed by the progress that we have seen Emisphere’s management make with their commercialization efforts.  We believe that the combination of promising clinical activities in the areas of oral insulin and heparin, along with partnerships with Novartis and Roche, create multiple opportunities to derive value from the Company’s broad portfolio of intellectual property,” said Dr. Rachesky.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission (the “SEC”), including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 11, 2005, as amended by Form 10-K/A filed on March 29, 2005.

Investors and security holders are advised to read the proxy statement regarding the transaction referenced herein, when it becomes available, because it will contain important information.  The proxy statement will be filed with the SEC by Emisphere, and stockholders may obtain a free copy of the proxy statement (when available) and other related documents filed by Emisphere at the SEC’s website at www.sec.gov or at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or at one of the SEC’s other public reference rooms in New York, New York and Chicago, Illinois.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  When available, the proxy statement and the other documents may also be obtained from Emisphere by contacting Emisphere Technologies, Inc., Attention: Investor Relations, 765 Old Saw Mill River Road, Tarrytown, New York 10591.

Emisphere will pay the cost of this proxy solicitation.  In addition to soliciting proxies by mail, the directors, officers and employees of Emisphere may solicit proxies personally and by telephone, facsimile or other electronic means of communication.  These persons will not receive additional or special compensation for such solicitation services.  Emisphere will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

CONTACT: Elliot M. Maza, CPA, J.D., Chief Financial Officer, +1-914-785-4703, or Gillian Racine, Investor Relations, +1-914-785-4742, gracine@emisphere.com, both of Emisphere Technologies, Inc.; or Media, Dan Budwick of BMC Communications, +1-212-477-9007 ext. 14, for Emisphere Technologies, Inc. / /Web Site: http://www.emisphere.com / (EMIS).

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